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                                                                       EXHIBIT 2
                     CHANGE OF CONTROL SEVERANCE AGREEMENT
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     THIS CHANGE OF CONTROL SEVERANCE AGREEMENT dated as of May 13, 1998, by and between Bertucci's, Inc., a Massachusetts corporation (the "Company"), and the undersigned executive of the Company (the "Executive").

     WHEREAS, the Executive is a key executive of the Company or a subsidiary of the Company and an integral part of its management;

     WHEREAS, the Company recognizes that the possibility of a "Change of Control" (as such term is defined herein) of the Company may result in the departure or distraction of management to the detriment of the Company and its shareholders; and

     WHEREAS, the Company wishes to assure the Executive of fair severance should his or her employment terminate in specified circumstances following a Change of Control of the Company and to assure the Executive of certain other benefits upon a Change of Control.

     NOW, THEREFORE, in consideration of the Executive's continued employment with the Company and other good and valuable consideration, the parties agree as follows:

     1.   Benefits Upon Change of Control.
          -------------------------------

     1.1.  In General.  If, within six (6) months after a Change of Control, the
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Executive's employment has been terminated by the Company for any reason, other than Cause or the death or disability of the Executive, or by the Executive for Good Reason (any such event within the six (6) month period after a Change of Control being referred to as a "Qualified Termination"), the Company shall pay to the Executive within thirty (30) days following such termination a lump sum equal to the Executive's annual Base Salary for the six (6) month period after the Date of Termination at the rate in effect immediately prior to the Change of Control, plus the accrued and unpaid portion of the executive's Base Salary through the Date of Termination.

     1.2. Benefits Following Termination of Employment.  If a Qualified
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Termination occurs, the Company shall pay or make available to the Executive any rights, compensation, and benefits which are vested in the Executive or which the Executive has or is otherwise entitled to receive under any plan or program of the Company as such rights, compensation, or benefits become due. In addition, if a Qualified Termination occurs the Company shall, at its cost, during the six (6) months commencing on the Date of Termination, continue to provide the Executive with medical insurance benefits substantially equivalent to those in place on the Date of Termination. Such rights, compensation, and benefits shall be determined under, and paid or made available in accordance with, the Company's applicable insurance and other compensation or benefit plans, programs, and arrangements.
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     1.3. Coordination with Certain Tax Rules.  Payments under Sections 1.1 or
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1.2 shall be made without regard to whether the deductibility of such payments
(or any other payments to or for the benefit of the Executive) would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments (or any other payments) would subject the Executive to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code Section 4999; provided, that if the total of all payments to or for the benefit of the Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payment under Sections 1.1 or l.2, amounts payable under Sections 1.1 or 1.2 shall be reduced to the extent, and only to the extent, necessary to maximize the Executive's total after-tax payments. The determination as to whether and to what extent payments under Sections 1.1 or
1.2 are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by a certified public accounting firm that the Company's Board of Directors may designate prior to a Change of Control. In the event of any underpayment or overpayment under Sections 1.1 or 1.2, as determined by the designated accounting firm the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in
Section 7872(f)(2) of the Internal Revenue Code.

     2.   No Mitigation of Damages; Other Severance Payments; Withholding.
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     2.1. No Duty to Mitigate Damages.  The Executive's benefits under this
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Agreement shall be considered severance pay in consideration of his or her past service and his or her continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he or she may receive from future employment.

     2.2. Other Severance Payments.  In the event that the Executive has an
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employment contract or any other agreement with the Company which entitles the
Executive to severance payments upon the termination of his employment with the Company, the amount of any such severance payments shall be deducted from the payments to be made under this Agreement.

     2.3. Withholding Anything to the contrary notwithstanding, all payments
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required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

     3.   Arbitration.  Any controversy or claim arising out of or relating to
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this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

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     4.   Legal Fees and Expenses.  The Company shall pay all legal fees and
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expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by the Executive in contesting or disputing whether the termination of his or her employment is a Qualified Termination or in obtaining any right or benefit to which the Executive is entitled under this Agreement, but only if the Executive is the prevailing party in such contest or dispute or any action to obtain such right or benefit.

     5.   Notices.  All notices shall be in writing and shall be deemed properly
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served (i) five days after mailing in the continental United States by registered or certified mail, (ii) upon personal delivery, (iii) delivery by a recognized overnight service, or (iv) if sent by telecopy transmission to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

     To the Company:     Bertucci's, Inc.
                         14 Audubon Road
                         Wakefield, MA 01880-1203
                         Attention: President
                         Telecopy: (781) 246-2224

     To the Executive:   At his or her home address,
                         as set forth on the signature page hereto

     6.   Severability.   In the event that any provision of this Agreement
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shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     7.   General Provisions.
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     7.1. Binding Agreement.  This Agreement shall be binding upon and inure to
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the benefit of the parties and be enforceable by the Executive's personal or legal representatives or successors. If the Executive dies while any amounts would still be payable to him or her hereunder, benefits would still be provided to his family hereunder or rights would still be exercisable by him hereunder as if he or she had continued to live, such amounts shall be paid to the Executive's estate, such benefits shall be provided to the Executive's family and such rights shall remain exercisable by the Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by the Executive.

     7.2. Successors.   This Agreement shall inure to and be binding upon the
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Company's successors and assigns.  The Company will require any successor to all or substantially all of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to the

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Executive, to assume expressly this Agreement. This Agreement shall not otherwise be assignable by the Company.

     7.3. Amendment or Modification; Waiver.  This Agreement may not be amended
          ---------------------------------
unless agreed to in writing by the Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

     7.4.  Titles.  No provision of this Agreement is to be construed by
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reference to the title of any section.

     7.5. Continued Employment. This Agreement shall not give the Executive any
          --------------------
right of continued employment or any right to compensation or benefits from the Company except the right specifically stated herein to certain severance and other benefits, and shall not limit the company's right to change the terms of or to terminate the Executive's employment, with or without Cause, at any time, except as may be otherwise provided in a written employment agreement between the Company and the Executive.

     7.6.  Termination Agreements.  This Agreement shall be automatically
           ----------------------
terminated upon the termination of the Executive's employment for any reason, whether voluntary or involuntary, at any time prior to a Change in Control.

     7.7. Prior Agreement.  This Agreement shall supersede and replace any prior
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change of control severance agreement between the Company or any of its subsidiaries, or any
predecessor, and the Executive.

     7.8.  Binding on Successors.  This Agreement shall be binding on any
           ---------------------
successor to all or substantially all of the Company's business or assets.

     7.9.  Governing Law.  The validity, interpretation, performance and
           --------------
enforcement of this Agreement shall be governed by the internal substantive laws of The Commonwealth of Massachusetts.

     8.    Definitions. For purposes of this Agreement, the following terms
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shall have the meanings indicated below:

          (A) "Base Salary" shall mean the Executive's annual base salary at the time of the change of Control, exclusive of any bonus or other benefits he may receive.

          (B) "Cause" for termination by the Company of the Executive's employment, after any Transaction, shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's

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               incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies with reasonable specificity the manner in which the Company believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in misconduct which is materially and adversely injurious to or its parent company or any subsidiaries or affiliates thereof, monetarily or otherwise, or (iii) the conviction of the Executive of, or the plea by the Executive of guilty or nolo contendere to, a felony; provided,
                                      ---- ----------
               however, that "Cause" shall not exist under clauses (i) and (ii) unless the Company has complied with the following terms and conditions:

                    (A) the Executive is provided with written notice of the proposed termination;

                    (B) the Executive is given the opportunity to appear with his or her counsel, and to present evidence and a defense to the alleged acts or omissions constituting "Cause", at a duly called and held meeting of the Board of Directors of the Company, the purpose of which shall be to determine whether "Cause" exists under clause (i) or (ii) and the Executive should be terminated; and

                    (C) if the Executive avails himself or herself of the opportunity set forth in clause (B), following such meeting not less than two-thirds of the members of the Board of Directors determine that "Cause" exists under clause (1) and (ii) and the Executive should be terminated. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

          (C) "Change of Control" shall mean any transaction in which any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned shares representing less than fifty percent (50%) of the voting power at elections for the Board of Directors of the Company, shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, such additional shares of the Company's capital stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own fifty percent (50%) or more

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               of the voting power at elections for the Board of Directors of the Company.

          (D) "Date of Termination" shall mean the date on which Executive's employment is terminated.

          (E) "Good Reason" shall mean termination by the Executive of his or her employment following a Change of Control for any one or more of the following reasons: (i) the responsibility and authority of the Executive shall be materially altered following the Change of Control; (ii) the compensation of the Executive (taking into account only Base Salary) shall be diminished following the Change of Control; or (iii) following a Change of Control the Company shall require the Executive to relocate to a location more than twenty-five (25) miles from the location of where the Executive performed his or her duties at the time of the Change of Control.



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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal as of the day and year first above written.

                              BERTUCCI'S INC.

                              By:______________________________
                                    Name:
                                    Title:


                              EXECUTIVE:

                              ______________________________


                              ______________________________
                              Print Name

                              ______________________________
                              Address


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